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 ILLUMINA, INC.

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Basel, 4 April 2012

Roche sends second letter to Illumina shareholders
Letter urges Illumina shareholders to tender shares into Roche’s increased offer and vote the GOLD proxy card

Roche (SIX: RO, ROG; OTCQX: RHHBY) today sent a second letter to shareholders of Illumina, Inc. (NASDAQ: ILMN) urging them to tender their shares into Roche’s increased offer and vote for Roche’s independent director nominees and other proposals at the 2012 Illumina annual meeting to be held on 18 April 2012.  A copy of the letter sent to Illumina shareholders from Severin Schwan, CEO of Roche Group, follows:

Dear Illumina shareholder:

As you may know, on March 29, 2012, we increased our offer price for all outstanding shares of Illumina to $51.00 per share in cash. We decided to raise our offer based on a number of productive discussions we have had with Illumina shareholders and our preference to conclude a negotiated transaction with Illumina in a timely manner. As we indicated in our earlier letter, you have an important decision to make. Your decision will ultimately determine your ability to obtain certain value for your investment amid increasing headwinds for Illumina and the broader sequencing sector.

Unfortunately, Illumina’s Board of Directors rejected our increased offer on April 2, 2012, and has remained unwilling to engage in any meaningful discussions – despite our willingness to pay a substantial price for your shares. After Roche’s multiple attempts to engage were rebuffed, we were left with no choice but to bring our offer directly to you, Illumina’s shareholders, and provide you with the opportunity to act in your own financial interests.

AT $51.00, THE FIDUCIARY RESPONSIBILITIES OF THE BOARD AND MANAGEMENT OF ILLUMINA REQUIRE ENGAGEMENT. THE BEST WAY FOR YOU, AS A SHAREHOLDER, TO OBTAIN VALUE CERTAINTY TODAY FOR YOUR SHARES IS TO VOTE FOR ENGAGEMENT. TENDER YOUR SHARES INTO OUR OFFER AND VOTE FOR ROCHE’S INDEPENDENT DIRECTOR NOMINEES AND OTHER PROPOSALS AT THE 2012 ILLUMINA ANNUAL MEETING TO BE HELD ON 18 APRIL 2012.

F. Hoffmann-La Roche Ltd	4070 Basel Switzerland	Group Communications Roche Group Media Relations	Tel. +41 61 688 88 88 Fax +41 61 688 27 75 www.roche.com

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Roche’s increased all-cash offer presents a highly attractive opportunity for your shares
Our increased offer of $51.00 per share is full and fair and attractive by every conceivable financial metric based on publicly available information. Roche’s increased offer represents a significant premium to where Illumina would likely trade on a standalone basis and provides certainty of value through an all-cash payment to Illumina’s shareholders. Our offer represents a premium of 88% over Illumina’s closing stock price on December 21, 2011 – the day before market rumors about a potential transaction between Roche and Illumina drove Illumina’s stock price significantly higher – and an 84% premium over the one-month historical average as of December 21, 2011. Comparable precedent life science tools transactions have median 1-day and 1-month average premiums to the unaffected stock price of 33% and 37%, respectively.

Roche’s offer also implies a valuation multiple of 34.2x 2012E net income, which is higher than all of the company’s publicly traded peers and higher than precedent life science tools transactions with average LTM revenue and EBITDA multiples of 3.3x and 16.0x, respectively. Additionally, the 2.06x implied P/E/G of Roche’s current offer is 16% above any P/E/G Illumina has traded at for the past three years and significantly higher than Illumina’s pre-offer P/E/G of 1.51x.

Illumina has yet to make a single quantitative argument substantiating its future growth
Illumina has continually made a number of qualitative statements regarding the potentially large market for its products in emerging markets and industrial end-markets. However, the company has yet to produce any quantifiable evidence or projections to reassure shareholders when or how this growth will be realized. In fact, since Roche’s offer, the only relevant industry news highlighted the increasing competitive landscape following product-related announcements from Oxford Nanopore and Life Technologies. In addition, Wall Street research analysts who understand the future potential of the sequencing market, Illumina’s role in the industry, as well as its future growth prospects had already factored this potential into their price targets prior to Roche’s offer – and these price targets had a median value of $34 per share. We believe our offer is highly attractive, representing both full and fair value as well as value certainty today that fully incorporates Illumina’s future growth prospects.

Illumina’s Board refuses to let you choose
You should have the opportunity to act in your own financial interests. We urge you to send a clear and strong message to the management and Board of Illumina by electing our independent director nominees and voting FOR our other proposals listed on the GOLD proxy card. We believe the election of our independent directors and the passage of our proposals is the best path forward for shareholders to obtain maximum and certain value for their shares of Illumina.

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Complete and return the GOLD proxy card today!
We urge you to complete, sign, date and return the GOLD proxy card today. Show support for Roche’s proposals by voting your shares for our proposals and independent director nominees today. If you hold shares in your name directly, vote today by phone, Internet, or mail by signing, dating, and returning the enclosed GOLD proxy card in the postpaid envelope provided. If you hold shares in “street name,” use the enclosed GOLD instruction card to tell your bank or broker to vote for the nominees. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, the Information Agent for the offer, at (212) 929-5500 or (800) 322-2885 (toll-free) or via email at Illumina@mackenziepartners.com.

Thank you in advance for your support.

Severin Schwan
CEO of Roche Group

About the Offer
On January 27, 2012, Roche commenced a tender offer to acquire all outstanding shares of Illumina for $44.50 per share in cash and increased its offer on March 29, 2012 to $51.00 per share in cash for an aggregate of approximately $6.7 billion on a fully diluted basis. The increased offer represents a substantial premium to Illumina’s unaffected market prices: a premium of 88% over Illumina’s closing stock price on December 21, 2011 – the day before market rumors about a potential transaction between Roche and Illumina drove Illumina’s stock price significantly higher – and an 84% premium over the one-month historical average and a 64% premium over the three-month historical average of Illumina’s share price, both as of December 21, 2011.

In addition to its cash tender offer, Roche has nominated a slate of highly qualified, independent candidates for election to Illumina’s Board of Directors and proposed certain other matters for the consideration of Illumina’s shareholders at Illumina’s 2012 annual meeting, which if adopted, would result in Roche-nominated directors comprising a majority of the Illumina board.

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About Roche
Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalized healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2011, Roche had over 80’000 employees worldwide and invested over 8 billion Swiss francs in R&D. The Group posted sales of 42.5 billion Swiss francs. Genentech, United States, is a wholly owned member of the Roche Group. Roche has a majority stake in Chugai Pharmaceutical, Japan. For more information: www.roche.com.
All trademarks used or mentioned in this release are protected by law.

Additional information
Additional detail regarding the offer can be found on www.transactioninfo.com/Roche.

Roche Group Media Relations
Phone: +41 -61 688 8888 / e-mail: basel.mediaoffice@roche.com
- Alexander Klauser (Head)
- Silvia Dobry
- Daniel Grotzky
- Claudia Schmitt

Brunswick Group (for U.S. media)
Phone: +1 212 333 3810
- Steve Lipin
- Jennifer Lowney

MacKenzie Partners (Information Agent for the offer)
Phone: +1 212 929 5500 or +1 800 322 2885 (toll-free)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THESE MATERIALS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT, AMONG OTHERS: (1) ECONOMIC AND CURRENCY CONDITIONS; (2) COMPETITIVE AND TECHNOLOGICAL FACTORS; AND (3) RISKS AND UNCERTAINTIES RELATING TO THE PROPOSED TRANSACTION.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THESE MATERIALS ARE FOR INFORMATIONAL PURPOSES ONLY AND DO NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ILLUMINA COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON JANUARY 27, 2012. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE HAS FILED A PROXY STATEMENT ON SCHEDULE 14A AND OTHER RELEVANT DOCUMENTS WITH THE SEC IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE 2012 ANNUAL MEETING OF ILLUMINA (THE “PROXY STATEMENT"). ROCHE HAS MAILED THE PROXY STATEMENT AND A PROXY CARD TO EACH ILLUMINA STOCKHOLDER ENTITLED TO VOTE AT THE 2012 ANNUAL MEETING. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE HOLDING LTD, CKH ACQUISITION CORPORATION AND THE INDIVIDUALS NOMINATED BY CKH ACQUISITION CORPORATION FOR ELECTION TO ILLUMINA’S BOARD OF DIRECTORS (THE “ROCHE NOMINEES") MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM ILLUMINA STOCKHOLDERS FOR USE AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF ROCHE HOLDING LTD AND CKH ACQUISITION CORPORATION WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES CAN BE FOUND IN THE DEFINITIVE PROXY STATEMENT. NO ADDITIONAL COMPENSATION WILL BE PAID TO SUCH DIRECTORS AND EXECUTIVE OFFICERS FOR SUCH SERVICES. INVESTORS AND SECURITY HOLDERS CAN OBTAIN ADDITIONAL INFORMATION REGARDING THE DIRECT AND INDIRECT INTERESTS OF THE ROCHE NOMINEES AND OTHER PARTICIPANTS BY READING THE DEFINITIVE PROXY STATEM

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